Exhibit 10.1

AMENDMENT NO. 2

TO

COMMON STOCK PURCHASE AGREEMENT

BETWEEN

Estrella Immunopharma, Inc.

AND

WHITE LION CAPITAL LLC

THIS AMENDMENT NO. 2 TO COMMON STOCK PURCHASE AGREEMENT (this “Amendment”), effective December 4, 2024 (the “Amendment Effective Date”), is by and between Estrella Immunopharma, Inc., a Delaware corporation and f/k/a TradeUP Acquisition Corp. (the “Company”), and White Lion Capital, LLC, a Nevada limited liability company (the “Investor”), and amends the Common Stock Purchase Agreement by and between the Company and Investor dated April 20, 2023, as amended by that certain Amendment No. 1, dated as of April 26, 2023 (as amended, the “Agreement”), to permit the Company to effect sales to the Investor pursuant to Rapid Purchase Notices (as defined below). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Section 8.1

Section 8.1 of the Agreement is hereby amended by deleting “December 30, 2024” and replacing it with “December 30, 2025”.

2.	Amendment to Article II.

Article II of the Agreement is hereby amended by amending and restated Section 2.1 in its entirety as follows:

Section 3.1 Purchases. The Company shall have the right, but not the obligation, to direct the Investor, from time to time after the Commencement Date, by its delivery to the Investor of a Purchase Notice, to purchase the applicable Purchase Notice Shares, not to exceed the applicable Purchase Notice Limit, at the applicable Purchase Price, provide that, with respect to Rapid Purchase Shares, the Company shall deliver a Rapid Purchase Notice to purchase the applicable Rapid Purchase Notice Shares, not to exceed the applicable Rapid Purchase Notice Limit, in each case in accordance with this Agreement (each such purchase, a “Purchase”). The wire for the applicable Purchase Notice shall occur one (1) Trading Day following the end of the applicable Valuation Period (the “Purchase Settlement Date”). The Investor is obligated to accept each Purchase Notice prepared and delivered by the Company in accordance with the terms of and subject to the satisfaction of the conditions contained in this Agreement. The Company may not deliver a Purchase Notice if the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Purchase Notice Date is less than the Floor Price. If the Company delivers any Purchase Notice directing the Investor to purchase Purchase Notice Shares in excess of the applicable Purchase Notice Limit, such Purchase Notice shall be void ab initio, solely to the extent of the amount by which the Purchase Notice Shares set forth in such Purchase Notice exceeds such applicable Purchase Notice Limit, and the Investor shall have no obligation to purchase such excess Shares in respect of such Purchase Notice; provided, however, that the Investor shall remain obligated to purchase the applicable Purchase Notice Limit in such Purchase, subject to adjustments provided herein. Notwithstanding the foregoing, the Company shall not deliver any Purchase Notices to the Investor during the PEA Period. Notwithstanding anything contained in this Agreement, the purchase and settlement of Rapid Purchase Shares shall be in the manner forth in Section 3.5.

Article II of the Agreement is hereby amended by adding Sections 3.5(a)-(b), which shall read in their entirety as follows:

Section 3.5 Rapid Purchases

(a) Rapid Purchase Notice. At any time and from time to time during the Commitment Period, except during an OTC Blackout and except as otherwise provided in this Agreement, the Company may deliver a Rapid Purchase Notice to Investor, subject to satisfaction of the conditions set forth in Section 7.3 and otherwise provided herein. The Company shall provide the Transfer Agent with a copy of such Rapid Purchase Notice concurrently with its delivery to the Investor. The Company shall deliver the Rapid Purchase Notice Shares as DWAC Shares to the Investor’s designated brokerage account alongside the delivery of the Rapid Purchase Notice. A Rapid Purchase Notice shall be deemed delivered on the Business Day (i) a Rapid Purchase Notice Form is received by 11:00 a.m. New York time by email by the Investor and (ii) the DWAC of the applicable Rapid Purchase Notice Shares has been initiated and completed as confirmed by the Investor’s designated brokerage account by 11:00 a.m. New York time (the “Rapid Purchase Notice Date”). If the applicable Rapid Purchase Notice Form is received after 11:00 a.m. New York time or the DWAC of the applicable Rapid Purchase Notice Shares has not been completed as confirmed by the Investor’s designated brokerage account by 11:00 a.m. New York time, then the next Business Day shall be the Rapid Purchase Notice Date, unless waived by Investor in writing. Each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective Section 3.5(a) of this Agreement and the transactions contemplated herein.

(b) RAPID PURCHASE CLOSING. The closing of a Rapid Purchase Notice shall occur one (1) Business Day following the Rapid Purchase Notice Date (the “Rapid Closing Date”); whereby the Investor shall deliver to the Company, by 5:00 p.m. New York time on the Rapid Closing Date, the Rapid Purchase Investment Amount by wire transfer of immediately available funds to an account designated by the Company.

The following terms shall be defined in Annex I as set forth below:

a.	“OTC Blackout” shall mean any calendar day that the Common Stock is not listed on a national securities exchange that is registered with the SEC under Section 6 of the Exchange Act (such as NASDAQ), and the Principal Market is an over-the-counter market.

b.	“Rapid Purchase Closing Date” shall have the meaning specified in Section 3.5(b).

c.	“Rapid Purchase Investment Amount” shall mean the applicable Purchase Notice Shares referenced in the Rapid Purchase Notice multiplied by the applicable Rapid Purchase Price.

d.	“Rapid Purchase Notice” shall mean the with respect to the written notice from Company, substantially in the form of Exhibit D attached hereto (a “Rapid Purchase Notice Form”), with respect to a purchase of Rapid Purchase Notice Shares as set forth in Section 3.5.

e.	“Rapid Purchase Notice Date” shall have the meaning specified in Section 3.5.

f.	“Rapid Purchase Notice Limit” shall mean for any Rapid Purchase Notice the Investor’s committed obligation under each Purchase Notice shall not exceed the Purchase Notice Fixed Limit, and the maximum amount of Purchase Notice Shares the Company may require the Investor to purchase per each Rapid Purchase Notice shall be the lesser of: (i) 20% of the Average Daily Trading Volume or (ii) the Investment Limit divided by the highest closing price of the Common Stock over the most recent five (5) Business Days immediately preceding receipt of the subject Purchase Notice. Notwithstanding the forgoing, the Investor may waive the Rapid Purchase Notice Limit at any time to allow the Investor to purchase additional shares under a Rapid Purchase Notice.

g.	“Rapid Purchase Price” shall mean the lowest traded price of the Common Stock on the Rapid Purchase Notice Date.

h.	“Rapid Purchase Notice Shares” shall mean Shares purchased pursuant to a Rapid Purchase Notice as set forth in Section 3.5.

The following terms defined in Annex I shall be amended and restated as set forth below:

a)	“Purchase Amount” shall have the meaning assigned to such term in Section 3.2, or, with respect to purchase of Rapid Purchase Notice Shares, the Rapid Purchase Investment Amount.

b)	“Purchase Date” means, with respect to a Purchase made pursuant to Section 3.1, the Trading Day on which the Investor receives the Purchase Notice Shares pursuant to each valid Purchase Notice as DWAC Shares in its brokerage account if received before 9:00 a.m. New York City Time, unless waived by Investor, or with respect to the Purchase of Rapid Purchase Notice Shares, the Rapid Purchase Closing Date. If the Purchase Notice Shares are received after 9:00 a.m. New York City Time, the next Trading Day shall be the Purchase Date.

c)	“Purchase Notice” means, with respect to a Purchase made pursuant to Section 3.1, an irrevocable written notice, substantially in the form Exhibit C hereto, delivered by the Company to the Investor directing the Investor to purchase Purchase Notice Shares (such specified Purchase Notice Shares subject to adjustment as set forth in Section 3.1 as necessary to give effect to the Purchase Notice Limit), at the applicable Purchase Price therefor on the applicable Purchase Settlement Date for such Purchase in accordance with this Agreement, or, with respect to Purchase of Rapid Purchase Notice Shares, a Rapid Purchase Notice.

d)	“Purchase Notice Date” means, with respect to a Purchase made pursuant to Section 3.1, the Trading Day that a Purchase Notice shall be deemed delivered on (i) the Trading Day it is received by email by the Investor if such notice is received on or prior to 4:00 p.m. New York time or (ii) the next Business Day if it is received by email after 4:00 p.m. New York time on a Trading Day or at any time on a day which is not a Trading Day, or, with respect to the Purchase of Rapid Purchase Notice Shares, the Rapid Purchase Notice Date.

e)	“Purchase Notice Limit” means, with respect to a Purchase of Rapid Purchase Notice Shares, the Rapid Purchase Notice Limit, and with respect to a Purchase made pursuant to Section 3.1, a number of shares of Common Stock equal to the lesser of (i) a number of shares of Common Stock which, when aggregated with all other shares of Common Stock then beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor of more than the Beneficial Ownership Limitation, (ii) a number of shares of Common Stock equal to the product of A) the Average Daily Trading Volume and B) the Percentage Limit, and (iii) number of shares of Common Stock equal to quotient obtained by dividing A) Purchase Limit with B) Closing Sale Price of the Common Stock on the day prior to the Purchase Notice Date.

f)	“Purchase Notice Shares” means, with respect to a Purchase made pursuant to Section 3.1, the number of Shares to be purchased by the Investor in such Purchase as specified by the Company in the applicable Purchase Notice, which number of Shares shall not exceed the applicable Purchase Notice Limit, subject to adjustment provided herein, and with respect to a Purchase of Rapid Purchase Notice Shares, the number of Rapid Purchase Notice Shares to be purchased by the Investor in such Purchase as specified by the Company in the applicable Rapid Purchase Notice, which number of Shares shall not exceed the applicable Rapid Purchase Notice Limit, subject to adjustment provided herein.

g)	“Purchase Price” shall be equal to (a) ninety-seven percent (97%) multiplied by the lowest daily VWAP that occurs during the applicable Valuation Period until an aggregate of $25,000,000 of the Total Commitment has been purchased under this Agreement, and thereafter (b) ninety-eight percent (98%) multiplied by the lowest daily VWAP that occurs during the applicable Valuation Period, provided that with respect to Rapid Purchase Notices Shares it shall be the Rapid Purchase Price.

Exhibit D attached hereto shall be added as Exhibit D to the Agreement.

3. Representations and Warranties. Each of the Investor and the Company represents and warrants that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary entity action and that the officers executing this Amendment on its behalf were similarly authorized and empowered and that this Amendment does not contravene any provisions of its articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other formation documents, or of any contract or agreement to which it is a party or by which any of its properties are bound.

4.	Miscellaneous.

(a) Except as modified by this Amendment, the Agreement continues in full force and effect in accordance with its terms.

(b) This Amendment shall be governed by and construed in accordance with the laws of the State of New York as set forth in Section 10.11 of the Agreement and the dispute resolution provisions set forth in the Agreement.

(c) This Amendment may be executed in any number of counterparts and by electronic transmission (which shall bind the parties hereto), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

** signature page follows **

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officer as of the Amendment Effective Date.

Estrella Immunopharma, Inc.

By:	/s/ Peter Xu
Name:	Peter Xu
Title:	Chief Financial Officer

WHITE LION CAPITAL, LLC

By:	/s/ Dmitriy Slobodskiy Jr
Name:	Dmitriy Slobodskiy Jr
Title:	Managing Partner

EXHIBIT D

FORM OF HOUR RAPID PURCHASE NOTICE

Date: ______________

TO: WHITE LION CAPITAL LLC

We refer to the Common Stock Purchase Agreement, dated as of April 20, 2023, (as amended, the “Agreement”), entered into by and between Estrella Immunopharma, Inc., and White Lion Capital LLC. Capitalized terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning when used herein.

We hereby:

1) Give you notice that we require you to purchase __________ Rapid Purchase Notice Shares at the Rapid Purchase Price; and

2) Certify that, as of the date hereof, the conditions set forth in Section 7.3 of the Agreement are satisfied.

Estrella Immunopharma, Inc.

By:
Name:
Title: